Exhibit 10.30(c)

[SEEBEYOND LOGO]
800 Royal Oaks Drive
Monrovia, California 91016
www.SeeBeyond.com

September 8, 2003

Thor Culverhouse

Dear Thor:

This letter will confirm our offer to you and your acceptance of employment with SeeBeyond Technology Corporation (“SeeBeyond” or the “Company”) in the position of Senior Vice President, Sales – North America.  This position reports to the President and Chief Operations Officer.

Our compensation offer to you includes:

•     $17,500.00 monthly as a base salary,

•     An annualized bonus of up to $210,000.00 for attainment of 100% of objectives (to be memorialized in writing by and between you and SeeBeyond under the provisions of SeeBeyond’s Incentive Compensation Plan), and

•     A grant on your hire date of 150,000 share options of SeeBeyond common stock (per the terms of the current SeeBeyond Stock Option Plan) with a grant price equal to the closing price on your day of hire.  Subject to your continued employment, such options will vest 25% per annum beginning on the first anniversary from the grant date of the option.

In addition to the vesting described above, in the event of a Change of Control (i) within your first nine (9) months of employment, twenty five percent (25%) of the unvested portion of any outstanding stock options granted under SeeBeyond’s stock option plan you hold shall vest and become exercisable; and (ii) after nine (9) months of employment, fifty percent (50%) of the unvested portion of any outstanding stock options granted under SeeBeyond’s stock option plan you hold shall vest and become exercisable.

•      Change of Control is defined as a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.  Any transaction for the purpose of providing capital financing to SeeBeyond shall not constitute a Change of Control.

If you are terminated without Cause, or if your position becomes redundant due to a Change of Control, you will be entitled to a severance payment as follows:  six (6) months base salary, payable in equal monthly installments over a six (6) month period (the “Severance Period”).  Such payments will be subject to standard withholdings and any other deductions which are required by law.  In addition, such payments are expressly conditioned upon a signed general Release, and an agreement to not compete with SeeBeyond or to solicit any employees during the Severance Period.

•      Cause shall mean the occurrence of any of the following events:  (i) your willful material violation of any law or regulation applicable to the business of the Company; (ii) your conviction of, or plea of “no contest” to, a felony; (iii) any willful perpetration by you of an act involving moral turpitude or common law fraud whether or not related to your activities on behalf of the Company; (iv) any act of gross negligence by you in the performance of your duties as an employee; (v) any violation of the “Behavior’s at Work” set forth in the Company’s employee manual, as in effect from time to time; (vi) any willful misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company; or (vii) or repeated failure to achieve mutually agreed upon performance metrics.

You are also eligible for our comprehensive fringe benefits program including life, medical, dental, short-term disability and long-term disability coverage, paid sick leave, holidays and vacations, 401(k) plan and additional benefits added from time to time.

On your first day of work, scheduled for September 9, 2003, you must complete an I-9 form and provide us with documents proving both your identity and your legal right to work in the United States.  You will also be required to sign our Employment Agreement, Computer Code Agreement, an indemnification agreement and other appropriate documents.

Thor, we are delighted to have you join our team and believe SeeBeyond can offer you the type of job satisfaction, challenge and opportunity you are seeking. Because SeeBeyond is an at-will employer, please understand that the length of your employment is not guaranteed.  Either you or the Company may terminate your employment at any time, with or without cause and with or without notice.  The offer of employment contained in this letter is the complete agreement between you and the Company.  There are no other express or implied promises, representations or contracts being offered.

This letter will be governed by the laws of the State of California, notwithstanding the conflict of law principles in such jurisdiction.

In the event any provision herein becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter shall continue in full force and effect without such provision.  This letter, along with the documents referenced herein, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company.

Please confirm your acceptance of the offer as outlined herein by signing this letter and returning it to me.

Sincerely yours,

/s/ Mark D. Magarian
Mark. D. Magarian
Sr. Vice President, Human Resources

I accept the offer of employment as outlined in this letter.

	/s/ Thor Culverhouse	9/08/03
Thor Culverhouse